                                                                   EXHIBIT 10.17










                       MASTER SOFTWARE LICENSE AGREEMENT

                                    BETWEEN

                      ELECTRONIC DATA SYSTEMS CORPORATION

                                      AND

                         ADVANCED SYSTEMS INTERNATIONAL

                                TABLE OF CONTENTS

                                       FOR

                        MASTER SOFTWARE LICENSE AGREEMENT



                   ARTICLE I. AGREEMENT, TERM, AND DEFINITIONS

1.1  Agreement and Term........................................................1
1.2  Certain Definitions.......................................................1

                           ARTICLE II. PURCHASE ORDERS

2.1  Preparation of Purchase Orders............................................2
2.2  Issuance and Acceptance of Purchase Orders................................2
2.3  Purchase Order Alterations................................................2
2.4  Evaluation Purchase Orders................................................3
2.5  Cancellation of Purchase Orders...........................................3

            ARTICLE III. PROVISION OF LICENSED SOFTWARE AND SERVICES

3.1  General...................................................................3
3.2  Transportation of Licensed Software.......................................3
3.3  Risk of Loss..............................................................3
3.4  Installation of Licensed Software.........................................3
3.5  Right to Cancel for Delays................................................4
3.6  Time and Materials Services...............................................4
3.7  Resale of Products by EDS.................................................5
3.8  Services in General ......................................................5
3.9  Further Acts..............................................................7
3.10 Time of Performance.......................................................7
3.11 EDS Business Practices....................................................7

                   ARTICLE IV. PROVISION OF LICENSED SOFTWARE

4.1  Acceptance of Licensed Software...........................................7
4.2  Grant of License..........................................................7
4.3  Transfer of Licensed Software.............................................8
4.4  Ownership of Licensed Software and Modifications..........................9
4.5  Proprietary Markings......................................................9
4.6  Duplication of Documentation..............................................9
4.7  Non-Disclosure............................................................9
4.8  Licensed Software Support Services........................................9
4.9  Licensed Software Support Services Options ...............................10
4.1  Provision of Source Code..................................................11
4.11 Acquisition of Third Party Software.......................................12
4.12 Software from an Authorized Third Party...................................12

              ARTICLE V. WARRANTIES, INDEMNITIES, AND LIABILITIES

5.1  Warranty..................................................................12
5.2  Proprietary Rights Indemnification........................................13
5.3  Cross Indemnification.....................................................13
5.4  Limitation of Liability...................................................13
5.5  Insurance.................................................................14
5.6  Survival of Article V.....................................................14

                        ARTICLE VI. PAYMENTS TO SUPPLIER

6.1  Charges, Prices, and Fees for Licensed Software and Services..............14
6.2  Modifications to Charges..................................................15
6.3  Auto Payment..............................................................15
6.4  Payment Through Invoicing.................................................16
6.5  Taxes.....................................................................16

                            ARTICLE VII. TERMINATION

7.1  Termination for Cause.....................................................17
7.2  Termination for Insolvency or Bankruptcy..................................17
7.3  Termination for Non-Payment...............................................17
7.4  Termination of Software License...........................................17
7.5  Rights Upon Termination...................................................17


                           ARTICLE VIII. MISCELLANEOUS

8.1  Binding Nature, Assignment, and Subcontracting............................18
8.2  Counterparts..............................................................18
8.3  Headings..................................................................18
8.4  Authorized Agency.........................................................18
8.5  Relationship of Parties...................................................19
8.6  Confidentiality...........................................................19
8.7  Media Releases............................................................19
8.8  Dispute Resolution........................................................20
8.9  Electronic Communications.................................................20
8.10 Proposals and Special Projects............................................20
8.11 Governmental Customers....................................................20
8.12 International Business....................................................20
8.13 Compliance with Laws......................................................20
8.14 Labor.....................................................................21
8.15 Export....................................................................21
8.16 Notices...................................................................21
8.17 Force Majeure.............................................................21
8.18 Severability..............................................................22
8.19 Waiver....................................................................22
8.20 Remedies..................................................................22
8.21 Survival of Terms.........................................................22
8.22 Nonexclusive Market and Purchase Rights...................................22
8.23 No Hire...................................................................22
8.24 GOVERNING LAW.............................................................24
8.25 Entire Agreement..........................................................24

                                LIST OF EXHIBITS

                                    EXHIBIT A

                             EDS BUSINESS PRACTICES

                                    EXHIBIT B

                            CHARGES, PRICES, AND FEES

                                    EXHIBIT C

                       THIRD PARTY SYSTEM ACCESS AGREEMENT

                        MASTER SOFTWARE LICENSE AGREEMENT


         THIS MASTER SOFTWARE LICENSE AGREEMENT (the "Agreement"), dated November 13, 1998 (the "Effective Date"), is between ADVANCED SYSTEMS INTERNATIONAL, a Nevada corporation ("ASI"), and ELECTRONIC DATA SYSTEMS CORPORATION, a Delaware corporation ("EDS").

                              W I T N E S S E T H:

         WHEREAS, EDS desires to have the right to license computer software programs and to obtain services from ASI from time to time; and


         WHEREAS, ASI is willing to provide computer software programs and services to EDS in accordance with the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, inconsideration of the premises, and other good and valuable consideration received and to be received, ASI and EDS agree as follows:


                   ARTICLE I. AGREEMENT, TERM, AND DEFINITIONS

1.1 Agreement and Term. The parties agree that the terms and conditions of this Agreement apply to the provision of computer software programs and services to EDS by ASI. The term of this Agreement commences on the Effective Date and the Agreement shall continue to be in effect until terminated by either party as set forth in this Agreement.

1.2      Certain Definitions. The following definitions apply to this Agreement:

         (a) "Applicable Specifications" means the functional, performance, operational, compatibility, and other specifications or characteristics of a Product described in applicable Documentation and such other specifications or characteristics of a Product agreed upon in writing by the parties.

         (b) "Documentation" means user guides, operating manuals, education materials, product descriptions and specifications, technical manuals, supporting materials, and other information relating to the Products or used in conjunction with the Services, whether distributed in print, magnetic, electronic, or video format, in effect as of the date (i) a Product is shipped to or is accepted by EDS, as applicable, or (ii) the Service is provided to EDS.

         (c) "Employee" means those employees, agents, subcontractors, consultants, and representatives of ASI provided or to be provided by ASI to perform Services pursuant to this Agreement.

         (d) "Licensed Software" means computer programs in object code (including micro code) and/or source code, as applicable, provided or to be provided by ASI pursuant to this Agreement. The definition of Licensed Software also includes any enhancements, translations, modifications, updates, releases, or other changes to Licensed Software which are provided or to be provided as part of ASI's performance of warranty Service obligations or pre-paid support Services pursuant to this Agreement.

         (e) "Products" means, individually or collectively as appropriate, Licensed Software, Documentation, and Work Products (as later defined in this Agreement), provided or to be provided by ASI pursuant to this Agreement.

         (f) "Services" includes, but is not limited to, installation, education, acceptance testing, support, development, warranty, and time and materials services, provided or to be provided by ASI pursuant to this Agreement.

         (g) "Site" means geographically contiguous buildings, each of which, in whole or in part, is occupied or accessed by EDS or a customer of EDS. "Geographically contiguous" means adjacent tracts or parcels of real property separated, if at all, only by publicly dedicated rights of way or private easements.

         (h) "Warranty Period" means the period specified in Section 5.1(e) of this Agreement during which ASI is obligated to perform its warranty obligations.


                           ARTICLE II. PURCHASE ORDERS

2.1 Preparation of Purchase Orders. ASI agrees that computer software programs and services which ASI generally makes available to other customers shall be made available to EDS under the terms and conditions of this Agreement. EDS may request information about computer software programs and services in order to prepare purchase orders and ASI shall promptly provide to EDS, at no charge, sufficiently detailed information which is reasonably responsive to EDS' request. From time to time and/or at EDS' request, ASI shall provide written information to EDS about computer software programs and services, and new releases, versions or options related thereto, available or to be available from ASI.

2.2 Issuance and Acceptance of Purchase Orders. References in this Section to purchase orders also apply to alterations to Purchase Orders (as later defined in this Section). The following governs the issuance and acceptance of purchase orders under this Agreement:

         (a) EDS may issue to ASI written purchase orders identifying the Licensed Software and Services EDS desires to obtain from ASI. Each purchase order may include other terms and conditions applicable to the Licensed Software and Services ordered; such other terms shall be consistent with the terms and conditions of this Agreement, or shall be necessary to place a purchase order, such as billing and shipping information, required delivery dates, installation locations, and Charges (as later defined in this Agreement).

         (b) ASI shall promptly accept purchase orders by providing to EDS a written or an oral acceptance of such purchase order, or by commencing performance pursuant to such purchase order. ASI shall accept purchase orders which do not establish new or conflicting terms and conditions from those set forth in this Agreement. ASI shall also accept purchase orders incorporating terms and conditions which have been separately agreed upon in writing by the parties.

         (c) ASI may reject a purchase order which does not meet the conditions described in subsection (b) above by promptly providing to EDS a written explanation of the reasons for such rejection. ASI shall accept an alteration to the originally issued purchase order if such alteration remedies the items set forth in ASI's written rejection.

         Purchase orders accepted in accordance with this Section are referred to as "Purchase Orders." EDS shall have no responsibility or liability for Licensed Software or Services provided without a Purchase Order.

2.3 Purchase Order Alterations. EDS may issue an alteration to a Purchase Order in order to, without limitation, (i) change a location for delivery, (ii) modify the quantity or type of Licensed Software and Services to be delivered or performed, (iii) implement any change or modification as required by or permitted in this Agreement, (iv) correct typographical or clerical errors, or (v) order Licensed Software or Services which are of superior quality, or are enhancements to or are new releases or new options of the Licensed Software or Services set forth in the Purchase Order.

2.4 Evaluation Purchase Orders. EDS may issue a purchase order to ASI for Licensed Software evaluation by EDS at no charge for an evaluation period agreed upon by the parties. ASI shall provide the Licensed Software listed in the evaluation Purchase Order to EDS and shall pay all related transportation and insurance costs. Such Licensed Software shall be protected by EDS in accordance with the non-disclosure requirements specified in this Agreement which are applicable to Licensed Software. At the conclusion of the evaluation period, EDS shall have the option to acquire such Licensed Software pursuant to this Agreement or to return such Licensed Software to ASI at ASI's expense without obligation to ASI. Licensed Software which ASI and EDS agree to be the subject of beta testing by EDS shall be subject to a separate agreement between the parties containing applicable beta test terms and conditions.

2.5 Cancellation of Purchase Orders. Except as otherwise agreed upon by the parties, EDS may cancel all or a portion of a Purchase Order relating to Licensed Software, without charge or penalty at any time prior to the very date of the affected Licensed Software. Purchase Orders, portions thereof, for Services may be canceled as specified in the applicable sections of this Agreement.

            ARTICLE III. PROVISION OF LICENSED SOFTWARE AND SERVICES

3.1 General. EDS is entitled to obtain Licensed Software and Services for the benefit of and use by affiliates of EDS. Such affiliates and their respective employees are entitled to use the Licensed Software and Services in accordance with this Agreement and have and are entitled to all rights, benefits, and protections granted to EDS pursuant to this Agreement with respect to such Licensed Software and Services. However, an affiliate of EDS shall only be entitled to obtain Licensed Software and Services directly from ASI pursuant to this Agreement if EDS so provides written notice to ASI. EDS is responsible for compliance by its affiliates with the terms and conditions set forth in this Agreement. EDS and its affiliates have the right to transfer or remarket the Licensed Software and Services to third parties.

3.2 Transportation of Licensed Software. ASI shall deliver Licensed Software to EDS on the delivery date set forth in the applicable Purchase Order or as otherwise agreed upon by the parties. Charges for transportation of Licensed Software shall be paid by ASI. The method and mode of all transportation shall be those selected by ASI.

3.3 Risk of Loss. All risk of loss of, or damage to, Licensed Software shall be borne by ASI until receipt of delivery of such Licensed Software by EDS. ASI agrees to be responsible for the Licensed Software until receipt of delivery of such Licensed Software by EDS. If loss to or damage of Licensed Software occurs prior to receipt of delivery by EDS, ASI shall immediately provide a replacement item or, if Licensed Software is not immediately replaceable, ASI shall give EDS highest priority for the provision of replacement Licensed Software.

3.4 Installation of Licensed Software. If installation is set forth in the governing Purchase Order or is included in the Charge for Licensed Software, ASI shall install Licensed Software in good working order at the designated location on or before the installation date set forth in the applicable Purchase Order or as otherwise agreed upon by the parties. Installation Services shall include performance of ASI's usual and customary diagnostic tests to determine the operational status of the Licensed Software. ASI shall inform EDS of any education Services which are included with installation, and such education may be performed at a time mutually agreed upon by ASI and EDS.

3.5 Right to Cancel for Delays. In the event of a delay in delivery of all or any portion of Licensed Software listed on a Purchase Order or Licensed Software listed on a series of Purchase Orders which relate to a specific project or request for proposal (the Licensed Software listed on such series of Purchase Orders referred to as "Related Licensed Software"), or in the event of a delay in the performance of Services which is not excused in this Agreement, EDS may cancel without charge all or any portion of the Licensed Software, Related Licensed Software or Services for which delivery or performance has been so delayed. If, in EDS' reasonable opinion, the delivered Licensed Software or Related Licensed Software are not operable without the remaining undelivered Licensed Software or Related Licensed Software, EDS may, at ASI's expense, return any delivered Licensed Software or Related Licensed Software to ASI. EDS shall not be liable for any expenses incurred by ASI for canceled, undelivered, or returned Licensed Software or Related Licensed Software. EDS shall receive a refund of all amounts paid to ASI with respect to the canceled and/or returned Licensed Software and Related Licensed Software. EDS shall receive a pro-rata refund of all amounts paid to ASI with respect to canceled Services.

3.6 Time and Materials Services. If available from ASI, EDS may obtain on a time and materials basis from ASI consulting, development and other Services (excluding support Services which are provided pursuant to other sections of this Agreement) agreed upon by the parties in accordance with the terms and conditions set forth below.

         (a) EDS may specify on a purchase order the names, required number and skill levels of Employees to perform Services.

         (b) If, during the first ten (10) working days following commencement of performance of Services (the "Start Period"), EDS notifies ASI that (i) an Employee's level of performance is unacceptable to EDS, (ii) an Employee has failed to perform as required, or (iii) an Employee, in EDS' reasonable opinion, lacks the skill, knowledge or training to perform at the required level (the "Deficiency"), then ASI shall have ten (10) working days from receipt of such notice to correct the Deficiency so identified by EDS (the "Correction Period").

         (c) EDS may request the replacement of such Employee if, in EDS' opinion, ASI fails to correct the Deficiency within the Correction Period. Upon such request by EDS for replacement, ASI shall have five (5) working days following the receipt of such a request to provide a substitute Employee, if one is available to ASI, of sufficient skill, knowledge, and training to perform the applicable Services.

         (d) EDS shall not pay for Services performed by an Employee replaced under subsection (c) above and shall receive a refund for any amounts previously paid for such Services provided that EDS' notice to ASI identifying the Deficiency was given within the Start Period.

         (e) If EDS requests the replacement of an Employee at any time after the Start Period, EDS shall pay for Services performed by such Employee up to the date of EDS' request that such Employee be replaced (the "Replacement Date"). If, pursuant to subsection (c) above, ASI is unable to provide a replacement Employee, then EDS shall receive a refund for any amounts previously paid for Services performed by such Employee after the Replacement Date.

         (f) ASI shall not replace, without EDS' consent, an Employee then currently performing Services until the governing Purchase Order expires or is terminated; however, ASI may replace, without EDS' consent, an Employee for reasons relating to the Employee's termination with ASI, promotion, illness, death, or causes beyond ASI's control.

         (g) EDS shall reimburse ASI for reasonable expenses incurred by Employees in the performance of Services (if requested by ASI in advance and approved by EDS) which are related to travel, lodging, and meals; such expenses shall be reimbursed in accordance with EDS' guidelines for its own employees.

         (h) ASI shall establish and shall retain, for a period of three (3) years following the performance of time and materials Services, records which adequately substantiate the applicability and accuracy of Charges for such Services and related expenses to EDS. Upon receipt of reasonable advance notice from EDS, ASI shall produce such records for audit by EDS.

         (i) Purchase Orders for Services provided or to be provided under this Section may be canceled at any time without charge or penalty, upon written notice to ASI.

3.7 Resale of Products by EDS. During the term of this Agreement, EDS may market, promote, and resell Products, separately or in conjunction with other products and services in accordance with the following terms and conditions:

         (a) ASI shall extend the same warranties and indemnifications, with respect to Products remarketed by EDS hereunder, as ASI extends to other end user customers.

         (b) The term of agreements, warranties and indemnities extended by ASI to an end user customer shall commence upon delivery of a Product to such end user customer.

         (c) ASI shall make available to such customers all training, technical support and other services related to the Products that are currently generally offered or that may be generally offered by ASI to other end user customers.

         (d) Upon request by EDS, ASI shall provide to EDS, at no charge, sales training, marketing and technical support, and marketing materials as may be reasonably required by EDS in connection with the resale of Products.

         (e) EDS may refer to itself as ASI's authorized dealer or reseller of the Products and EDS shall be authorized and is hereby authorized to use all trademarks and trade names of ASI or trademarks and trade names of third parties used in connection with advertising or promoting the Products; provided, however, that EDS shall comply with written guidelines provided on a timely basis by ASI to EDS from time to time relating to such use.

3.8 Services in General. In connection with the performance of any Services pursuant to this Agreement:

         (a) Unless a specific number of Employees is set forth in the governing Purchase Order, ASI warrants it will provide sufficient Employees to complete the Services ordered within the applicable time frames established pursuant to this Agreement or as set forth in such Purchase Order.

         (b) ASI warrants that Employees shall have sufficient skill, knowledge, and training to perform Services and that the Services shall be performed in a professional and workmanlike manner.

         (c) Employees performing Services in the United States must be United States citizens or lawfully admitted in the United States for permanent residence or lawfully admitted in the United States holding a visa authorizing the performance of Services on behalf of ASI.

         (d) ASI warrants that all Employees utilized by ASI in performing Services are under a written obligation to ASI requiring Employee:
              (i) to maintain the confidentiality of information of ASI's customers, and (ii) if such Employee is not a full-time employee whose work is considered a "work for hire" under Section 101 of the United States Copyright Code, to assign all of Employee's right, title, and interest to ASI in and to any Work Product which is developed, prepared, conceived, made, or suggested by such Employee while providing Services on behalf of ASI. For purposes of this Agreement Work Product means (in any form including source code) any and all ideas, processes, methods, programming aids, formulas, manufacturing techniques, mask works, reports, programs, manuals, tapes, card decks, listings, software, developed products, flowcharts and systems and any improvements, enhancements, or modifications to any of the foregoing, which are developed, prepared, conceived, made, or suggested by any Employee or by ASI as part of, in connection with, or in relationship to the performance of Services (except in connection with ASI's performance of warranty Service obligations or pre-paid support Services) pursuant to this Agreement. Work Products also means all such developments as are originated or conceived during the term of this Agreement but are completed or reduced to practice thereafter.

         (e) ASI shall require Employees providing Services at an EDS location to comply with applicable EDS security and safety regulations and policies which will be provided verbally or written on a site specific basis.

         (f) ASI shall provide for and pay the compensation of Employees and shall pay all taxes, contributions, and benefits (such as, but not limited to, workers' compensation benefits) which an employer is required to pay relating to the employment of employees. EDS shall not be liable to ASI or to any Employee for ASI's failure to perform its compensation, benefit, or tax obligations. ASI shall indemnify, defend and hold EDS harmless from and against all such taxes, contributions and benefits and will comply with all associated governmental regulations, including the filing of all necessary reports and returns.

         (g) ASI shall allow EDS or its designated third party to conduct a background investigation and drug screening ("Investigation") of any Employee performing Services in the United States, Canada and Mexico if EDS intends to provide the Employee with unescorted access to an EDS location. In connection with such Investigation EDS shall provide to ASI a standard form authorizing the Investigation and ASI shall promptly request the completion of such form by the Employee. The failure of an Employee to honor this request shall not be deemed a breach of section 3.7 (g). Any and all information obtained in connection with an Investigation of any Employee or acquired or made known during such Investigation shall be deemed confidential and shall not be revealed to persons without a bona fide need to know. If, after reviewing the results of an Investigation, EDS elects not to accept an Employee for performance of Services under this Agreement, ASI agrees to not utilize such Employee in the performance of Services. EDS shall waive the Investigation for an Employee if ASI provides EDS with written confirmation that: (i) ASI has conducted a background and drug screening investigation of such Employee with satisfactory results, or (ii) the Employee has been employed with ASI for at least five (5) years in good standing.

         (h) The parties agree that the ownership of any Work Product created by or on behalf of ASI in its performance of time and material Service shall be negotiated in good faith by the parties and documented in a separate agreement supplemental to this Agreement. Such separate agreement shall be signed prior to the commencement of Services. In the event an agreement is not signed and ASI commences performance of Services, then the parties agree that EDS shall own any Work Product created by or on behalf of ASI in the performance of such Services.

3.9 Further Acts. During and subsequent to the term of this Agreement, ASI shall do, or cause to be done, all such further acts and shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, any and all further documentation or assignments as EDS may reasonably require to evidence or perfect EDS' right to use, or Ownership Rights in, as the case may be, Licensed Software or Work Products.

3.10 Time of Performance. Time is expressly made of the essence with respect to each and every term and provision of this Article.

3.11 EDS Business Practices. ASI shall comply with the EDS Business Practices set forth in Exhibit A.


                   ARTICLE IV. PROVISION OF LICENSED SOFTWARE

4.1 Acceptance of Licensed Software. EDS shall accept delivered copy(ies) of Licensed Software on the date (the "Acceptance Date") when all necessary Documentation has been received and the Licensed Software performs in accordance with and/or conforms to its Applicable Specifications. In the event Licensed Software does not so perform, EDS may (i) continue to test the Licensed Software with the assistance of ASI, (ii) permit ASI to repair or replace the Licensed Software at no additional expense to EDS, or (iii) return the Licensed Software and Documentation to ASI, at ASI's expense and without liability to ASI, and any amounts paid by EDS for the Licensed Software and Documentation shall be refunded by ASI to EDS. Acceptance of Licensed Software does not waive any warranty rights provided in this Agreement for the Licensed Software.

4.2 Grant of License. For each item of Licensed Software received by EDS, ASI grants EDS and EDS has a worldwide, nonexclusive, irrevocable, perpetual license to use, execute, store, and display the object code version of the Licensed Software, on behalf of EDS and customers of EDS (a "License") in accordance with the type of License selected and in accordance with the terms and conditions of this Agreement. A Purchase Order shall designate the type of License which is selected; if a Purchase Order fails to designate the type of License desired, then such License shall be deemed to be a CPU Software License (as later defined in this Section).

         (a) A "CPU Software License" permits EDS to use the Licensed Software on any single computer (which may include more than one central processing unit) or item of equipment ("CPU") and to copy the Licensed Software as necessary for archival, maintenance, disaster recovery testing, or back-up purposes. If EDS desires to run parallel operations in the process of conducting a disaster recovery test or transferring operations from one CPU to another CPU, EDS may operate the Licensed Software on two (2) CPUs for the period of time reasonably necessary to complete the disaster recovery test or transfer.

         (b) A "Site Software License" permits EDS to use the Licensed Software at the Site designated in the Purchase Order and to copy the Licensed Software as necessary for dissemination at the Site and for archival, maintenance, disaster recovery testing, or back-up purposes.

              Notwithstanding the foregoing, the Licensed Software may be used at other than the designated Site, if (i) the designated Site cannot be used, (ii) the designated Site is replaced or changed by EDS, or (iii) EDS provides ASI with prior written notice. If EDS desires to run parallel operations in the process of conducting a disaster recovery test or transferring operations from one Site to another Site, EDS may operate the Licensed Software at two (2) Sites for the period of time reasonably necessary to complete the disaster recovery test or transfer.

         (c) A "Network Software License" permits EDS to use the Licensed Software on any single computer, file server, or item of equipment which may be accessed by multiple, networked devices (collectively hereinafter referred to as the "Network"). Portions of the Licensed Software may be downloaded as appropriate for use by the devices on the Network. If EDS desires to run parallel operations in the process of conducting a disaster recovery test or transferring operations from one Network to another Network, EDS may operate the Licensed Software on two (2) Networks for the period of time reasonably necessary to complete the disaster recovery test or transfer.

         (d) A "Corporate Software License" permits EDS to use the Licensed Software at any EDS or EDS customer location and on any items of equipment and to make and use unlimited copies of the Licensed Software.

         (e) Any License granted under this Agreement permits EDS to (i) use Licensed Software for its corporate purposes including, but not limited to, providing services to or processing data of customers of EDS, providing remote access to the Licensed Software, and performing disaster recovery, disaster testing, and backup as EDS deems necessary, and (ii) use, copy and modify Licensed Software and Documentation for the purpose of creating and using training materials relating to the Licensed Software, which training materials may include flow diagrams, system operation schematics, or screen prints from operation of the Licensed Software. Access to and use of the Licensed Software by customers of EDS shall be considered authorized use under this Section so long as such use is in conjunction with EDS' provision of services to, or EDS' processing the data of, such customers, and so long as any such customers are bound by obligations of confidentiality.

         The governing License also includes the right to use the source code version of Licensed Software (i) in accordance with the terms and conditions of such License if EDS requests source code in a Purchase Order, and/or (ii) in accordance with the terms and conditions of the Section of this Agreement titled "Provision of Source Code."

4.3 Transfer of Licensed Software. During the performance or upon termination of a contract with an EDS customer or upon any transfer of equipment incorporating Licensed Software to a third party (such customers and third parties referred to as "Transferee"), (i) EDS may sublicense the applicable Licensed Software to such Transferee pursuant to terms and conditions similar to those contained in this Article (excluding the right to sublicense), (ii) the applicable License (excluding the right to sublicense) may be assigned to such Transferee, or (iii) upon request by EDS, the Licensed Software will be licensed directly by ASI to such Transferee in accordance with the terms and conditions of ASI's standard software license agreement or as agreed upon by ASI and Transferee. Any assignment or sublicensing of Licensed Software in accordance with this Section shall be at no additional charge to EDS or Transferee, and EDS shall have no further liability or responsibility with respect to Licensed Software under (ii) or (iii) above.

4.4 Ownership of Licensed Software and Modifications. The Licensed Software shall be and remain the property of ASI or third parties which have granted ASI the right to license the Licensed Software and EDS shall have no rights or interests therein except as set forth in this Agreement. EDS shall be entitled to modify the Licensed Software and to develop software derivative of or interfacing with the Licensed Software. All modifications of and software derivative of the Licensed Software developed by EDS shall be and remain the property of EDS, and ASI and its Employees shall have no rights or interests therein. Except in connection with ASI's Performance of warranty Service obligations or pre-paid support Services, all modifications of and software derivative of the Licensed Software developed at EDS' expense by ASI and its Employees shall be considered Work Product and EDS shall have rights in such Work Product as established in the Section titled "Ownership of Intellectual Property Rights" elsewhere in this Agreement.

4.5 Proprietary Markings. EDS shall not remove or destroy any proprietary markings or proprietary legends placed upon or contained within the Licensed Software.

4.6 Duplication of Documentation. EDS may duplicate Licensed Software Documentation, at no additional charge, for EDS' use or for use by a customer of EDS in connection with the provision of Licensed Software so long as all required proprietary markings are retained on all duplicated copies.

4.7 Non-Disclosure. During the term of a License, EDS will treat the Licensed Software with the same degree of care and confidentiality which EDS provides for similar information belonging to EDS which EDS does not wish disclosed to the public, but not less than reasonable care. This provision shall not apply to Licensed Software, or any portion thereof, which is (i) already known by EDS without an obligation of confidentiality, (ii) publicly known or becomes publicly known through no unauthorized act of EDS, (iii) rightfully received from a third party without obligation of confidentiality, (iv) disclosed without similar restrictions by ASI to a third party, (v) approved by ASI for disclosure, or (vi) required to be disclosed pursuant to a requirement of a governmental agency or law so long as EDS provides ASI with timely prior written notice of such requirement. It will not be a violation of this Section if (A) EDS provides access to and the use of the Licensed Software to third parties providing services to EDS so long as EDS secures execution by such third parties of a confidentiality agreement as would normally be required by EDS, or
         (B) EDS independently develops software which is similar to Licensed Software, so long as such independent development is substantiated by written documentation.

4.8 Licensed Software Support Services. The support Services set forth below for the Licensed Software shall be provided by ASI to EDS during the Warranty Period at no charge to EDS. Thereafter, such support Services shall be provided by ASI, upon EDS' request, for either a fixed or open-ended term, at the applicable Charges set forth in Exhibit B, upon the terms contained in the next Section. EDS may discontinue such support Services at any time by providing thirty (30) days' advance written notice to ASI. If such support Services were provided by ASI for an open-ended term, EDS shall promptly receive a refund of pre-paid support Charges which reflects the amount for discontinued support Services after the effective date of the notice

         (a) ASI shall promptly notify EDS of any defects, errors or malfunctions ("Defects") in the Licensed Software or Documentation of which ASI becomes aware from any source and shall promptly provide to EDS modified versions of Licensed Software or Documentation which incorporate corrections of any Defects ("Corrections"). ASI shall also provide to EDS all operational and support assistance necessary to cause Licensed Software to perform in accordance with its Applicable Specifications and remedial support designed to provide a by-pass or temporary fix to a Defect until the Defect can be permanently corrected. ASI shall use its best efforts to respond to requests from EDS for Licensed Software support in a manner and time frame which are reasonably responsive considering the nature and severity of the Defect which gave rise to such request.

         (b) ASI shall provide to EDS all upgrades, modifications, improvements, enhancements, extensions, and other changes to Licensed Software developed by ASI ("Improvements") and all updates to the Licensed Software necessary to cause the Licensed Software to operate under new versions or releases of the Licensed Software's current operating system(s) ("Updates") which are generally made available to other customers of ASI. EDS shall have the option to implement any Improvement or Update and any failure by EDS to so implement shall not affect EDS' right to continue to receive support and maintenance Services.

         (c) ASI shall provide toll-free telephone hot-line support between 8:00 a.m. and 5:00 p.m. at the applicable maintenance location. In addition, ASI shall provide to EDS, at the request of EDS and at ASI's then current established charges therefor, additional telephone hot-line support for up to twenty-four (24) hours per day, seven (7) days per week.

         (d) ASI shall provide to EDS any revisions to the existing Documentation developed for the Licensed Software or necessary to reflect all Corrections, Improvements, or Updates.

         (e) ASI shall make Licensed Software training available to persons designated by EDS to the extent agreed upon by the parties.

         (f) If the applicable Charge for Licensed Software is payable on a periodic basis, and such Charge includes provision of support Services, then if an Event of Default as described in the Section of this Agreement titled "Provision of Source Code" occurs or an event described in the Section of this Agreement titled "Termination for Insolvency or Bankruptcy" occurs and if ASI fails to provide the support Services described above, then EDS' Charge for the affected Licensed Software shall be immediately reduced to reflect such failure by subtracting that portion of the Charge allocable to the provision of support Services.

4.9 Licensed Software Support Services Options. EDS may obtain the support Services described in the previous Section for Licensed Software on a central site support basis and/or on an individual site support basis. In the absence of a designation of central or individual site support in a Purchase Order, such support shall be deemed to be individual site support. The Charges for each option shall be as set forth in Exhibit B or as otherwise agreed upon by the parties. Where "central site support" is requested, support Services shall be provided by ASI to and shall be requested by EDS through a single point of contact identified by EDS on a Purchase Order. To the extent necessitated by geographic diversity or where required in order to support multiple time zones, EDS may designate multiple central site support locations. With respect to central site support, ASI shall provide to EDS one master disk and one copy of all Documentation relating to each Correction, Improvement, or Update. EDS shall be entitled to copy the disk and Documentation and distribute the copies or electronically transmit the copied information to each location supported by the central site. A designation of central site support shall not prevent an individual user of Licensed Software from contacting ASI in the event of an emergency. Where "individual site support" is requested, support Services shall be provided by ASI to the applicable licensed CPU, Site, or Network, or, in the case of a Corporate Software License, to a licensed user.

4.10 Provision of Source Code. EDS' ability to utilize adequately Licensed Software will be seriously jeopardized if ASI fails to maintain or support such Licensed Software unless complete Licensed Software source code and related Documentation is made available to EDS for EDS' use in satisfying EDS' maintenance and support requirements. Therefore, ASI agrees that if an "Event of Default" occurs, then ASI will provide to EDS one copy of the most current version of the source code for the affected Licensed Software and associated Documentation in accordance with the following:

         (a) An Event of Default shall be deemed to have occurred if ASI: (i) ceases to market or make available maintenance or support Services for the Licensed Software during a period in which EDS is entitled to receive or to purchase, or is receiving or purchasing, such maintenance and support and ASI has not promptly cured such failure despite EDS' demand that ASI make available or perform such maintenance and support, (ii) becomes insolvent, executes an assignment for the benefit of creditors, or becomes subject to bankruptcy or receivership proceedings, (iii) ceases business operations generally or (iv) has transferred all or substantially all of its assets or obligations set forth in this Agreement to a third party which has not assumed all of the obligations of ASI set forth in this Agreement.

         (b) ASI will promptly and continuously update and supplement the source code as necessary with all revisions, Corrections, enhancements, and other changes developed for the Licensed Software and Documentation. Such source code shall be in a form suitable for reproduction and use by computer and photocopy equipment, and shall consist of a full source language statement of the program or programs comprising the Licensed Software and complete program maintenance Documentation which comprise the pre-coding detail design specifications, and all other material necessary to allow a reasonably skilled programmer or analyst to maintain and enhance the Licensed Software without the assistance of ASI or reference to any other materials.

         (c) The governing License for the Licensed Software includes the right to use source code received under this Section as necessary to modify, maintain, and update the Licensed Software.

         (d) Upon request by EDS, ASI will deposit in escrow with an escrow agent acceptable to EDS and pursuant to a mutually acceptable escrow agreement supplemental to this Agreement, a copy of the source code which corresponds to the most current version of the Licensed Software in use by EDS. EDS shall pay all fees of the escrow agent for services provided. If ASI currently maintains or enters into an escrow agreement for the Licensed Software source code for the benefit of other customers of ASI, then ASI shall provide to EDS a current copy of such escrow agreement within ten
              (10) days of EDS' request and if such existing escrow agreement is acceptable to EDS, ASI shall include EDS as a third party beneficiary of such escrow agreement at no charge to EDS. In such case, the existing escrow agreement shall be considered a supplemental agreement to this Agreement. If such existing escrow agreement is not acceptable to EDS, and EDS and ASI elect not to enter into a separate escrow agreement, EDS and ASI shall enter into an amendment to such existing escrow agreement which provides mutually acceptable terms and conditions; at a minimum, such terms and conditions shall allow EDS to conduct an audit of, or shall require that the escrow agent conduct an audit of, the copy of source code in escrow to ensure that such copy meets the requirements established in this Section. ASI's entry into, or failure to enter into, an agreement with an escrow agent or to deposit the described materials in escrow shall not relieve ASI of its obligations to EDS described in this Section.

         (e) If, as a result of an Event of Default, ASI fails to provide required support Services, then any periodic license fee which EDS is required to pay under this Agreement for Licensed Software shall be reduced to reflect such lack of support Services. At such time as ASI commences offering the support Services described in this Agreement for Licensed Software, EDS may obtain such support Services as provided for elsewhere in this Agreement.

4.11 Acquisition of Third Party Software. If EDS has acquired software products from a third party and rights to such software products are subsequently acquired by ASI (whether through purchase of the third party in whole or in part, through purchase of the software products, through acquisition of the rights to market the software, or through any other means), then EDS shall have the option of (i) continuing to use the software products under the original license agreement with such third party at no additional charge to EDS other than applicable fees identified in such license agreement, or (ii) using the software products under the terms and conditions of this Agreement.

4.12 Software from an Authorized Third Party. If EDS acquires ASI's software products from a value added reseller, dealer, distributor, or other ASI authorized third party provider or if the Licensed Software is embedded in software products acquired from a third party, ASI agrees that, at EDS' option, such software products shall be deemed to have been acquired under this Agreement.


               ARTICLE V. WARRANTIES, INDEMNITIES, AND LIABILITIES

5.1      Warranty. ASI represents and warrants that:

         (a) ASI has not and will not enter into agreements or commitments which are inconsistent with or conflict with the rights granted to EDS in this Agreement;

         (b) The Products are and shall be free and clear of all liens and encumbrances, and EDS shall be entitled to use the Products without disturbance;

         (c) No portion of the Products contain, at the time of delivery, any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus," or other computer software routines or hardware components designed to (i) permit access or use of either the Products or EDS' computer systems by ASI or a third party not authorized by this Agreement, (ii) disable, damage or erase the Products or data, or (iii) perform any other such actions;

         (d) The Products and the design thereof shall not contain preprogrammed preventative routines or similar devices which prevent EDS from exercising the rights set forth in Article IV of this Agreement or from utilizing the Products for the purpose for which they were designed;

         (e) Each Product and its media (i) shall be new and shall be free from defects in manufacture, materials, and design, (ii) shall be manufactured in a good and workmanlike manner using a skilled staff fully qualified to perform their respective duties, and
              (iii) shall function properly under ordinary use and operate in conformance with its Applicable Specifications and Documentation from the date of receipt until the date one (1) year from the applicable Acceptance Date of such Product;

         (f) The Products are, and shall continue to be, data, program, and upward compatible with any other Products available or to be available from ASI so that data files created for a Product can be utilized without adaptation with other Products and Products will operate with other Products and will not result in the need for alteration, emulation, or other loss of efficiency. ASI shall provide to EDS at least ninety (90) days prior written notice to discontinue any Product; and

         (g) Neither the performance nor the functionality of the Products will be affected by any changes to the date format or date calculations within any part of the Product either before, during or after the year 2000.

         During the Warranty Period, ASI will provide warranty Service to EDS at no additional cost and will include all Services or replacement Products or Product media necessary to enable ASI to comply with the warranties set forth in this Agreement. ASI shall pass through to EDS any manufacturers' warranties which ASI receives on the Products and, at EDS' request, ASI shall enforce such warranties on EDS' behalf. ASI agrees that EDS shall be entitled to pass through to Product end users any warranties received from ASI for such Products pursuant to this Agreement.

5.2      Proprietary Rights Indemnification. ASI represents and warrants that
         (i) at the time of delivery to EDS, no Product provided under this Agreement is the subject of any litigation ("Litigation"), and (ii) ASI has all right, title, ownership interest, and/or marketing rights necessary to provide the Products to EDS and that each License, the Products and their sale, license, and use hereunder do not and shall not directly or indirectly violate or infringe upon any copyright, patent, trade secret, or other proprietary or intellectual property right of any third party or contribute to such violation or infringement ("Infringement"). ASI shall indemnify and hold EDS and Product end users and their respective successors, officers, directors, employees, and agents harmless from and against any and all actions, claims, losses, damages, liabilities, awards, costs, and expenses (including legal fees) resulting from or arising out of any Litigation, any breach or claimed breach of the foregoing warranties, or which is based on a claim of an Infringement and ASI shall defend and settle, at its expense, suits or proceedings arising therefrom. EDS shall inform ASI of any such suit or proceeding against EDS and shall have the right to participate in the defense of any such suit or proceeding at its expense and through counsel of its choosing. ASI shall notify EDS of any actions, claims, or suits against ASI based on an alleged Infringement of any party's intellectual property rights in and to the Products. In the event an injunction is sought or obtained against use of the Products or in EDS' opinion is likely to be sought or obtained, ASI shall promptly, at its option and expense, either (A) procure for EDS and Product end users the right to continue to use the infringing Product as set forth in this Agreement, or (B) replace or modify the infringing Products to make its use non-infringing while being capable of performing the same function without degradation of performance.

5.3 Cross Indemnification. In the event any act or omission of a party or its employees, servants, agents, or representatives causes or results in (i) damage to or destruction of property of the other party or third parties, and/or (ii) death or injury to persons including, but not limited to, employees or invitees of either party, then such party shall indemnify, defend, and hold the other party harmless from and against any and all claims, actions, damages, demands, liabilities, costs, and expenses, including reasonable attorneys' fees and expenses, resulting therefrom. The indemnifying party shall pay or reimburse the other party promptly for all such damage, destruction, death, or injury.

5.4 Limitation of Liability. Neither party shall be liable to the other pursuant to this Agreement for any amounts representing loss of profits, loss of business or indirect, consequential, exemplary, or punitive damages of the other party. The foregoing shall not limit the indemnification, defense and hold harmless obligations set forth in this Agreement.

5.5 Insurance. ASI shall, at ASI's sole expense, maintain the following insurance:

         (a) Commercial General Liability Insurance including contractual coverage: The limits of this insurance for bodily injury and property damage combined shall be at least:

              Each Occurrence Limit                          $1,000,000
              General Aggregate Limit                        $2,000,000
              Products-Completed Operations Limit            $1,000,000
              Personal and Advertising injury Limit          $1,000,000

         (b) Business Automobile Liability Insurance: Should the performance of this Agreement involve the use of automobiles, ASI shall provide comprehensive automobile insurance covering the ownership, operation and maintenance of all owned, non-owned and hired motor vehicles. ASI shall maintain limits of at least $1,000,000 per occurrence for bodily injury and property damage combined.

         (c) Workers' Compensation Insurance: Such insurance shall provide coverage in amounts not less than the statutory requirements in the state where the work is performed, even if such coverage is elective in that state.

         (d) Employers Liability Insurance: Such insurance shall provide limits of not less than $1,000,000 per occurrence.

         The insurance specified in (a) and (b) above shall provide that such insurance is primary coverage with respect to all insureds and additional insureds.

         The above insurance coverages may be obtained through any combination of primary and excess or umbrella liability insurance. EDS may require higher limits or other types of insurance coverage(s) as necessary and appropriate under the applicable purchase order.

         ASI shall provide at EDS' request certificates evidencing the coverages, limits and provisions specified above on or before the execution of the Agreement and thereafter upon the renewal of any of the policies. ASI shall require all insurers to provide EDS with a thirty (30) day advanced written notice of any cancellation, nonrenewal or material change in any of the policies maintained in accordance with this Agreement.

5.6 Survival of Article V. The provisions of this Article V shall survive the term or termination of this Agreement for any reason.


                           ARTICLE VI. PAYMENTS TO ASI

6.1 Charges, Prices, and Fees for Licensed Software and Services. Charges, prices, and fees ("Charges") and discounts, if any, for Licensed Software and Services shall be determined as set forth in Exhibit B, in a Purchase Order, or as otherwise agreed upon by the parties, unless modified as set forth in this Agreement. Upon EDS' request, ASI shall:
         (i) provide to EDS current copies of ASI's standard published prices, and (ii) records which substantiate that EDS has received the Charges and discounts to which EDS is entitled to under this Agreement. In no event shall Charges exceed ASI's then current established charges, prices and fees. If promotional discounts or programs are extended to other customers, dealers, or distributors of ASI, EDS shall be entitled to participate in such promotional discounts or programs. All purchases which utilize any such discounts shall be deemed for all purposes including, without limitation, for purposes of calculating accumulated purchases and any discounts hereunder, to have been purchased or licensed under this Agreement.

6.2 Modifications to Charges. Where a change in an established Charge for Licensed Software or Services is provided for in this Agreement, ASI shall give to EDS at least ninety (90) days' prior written notice of such change.

         (a)  Any increase in a Charge shall not occur during the first twelve
              (12) months of this Agreement, during the term of the applicable Purchase Order or during the specified period for performance of Services, whichever period is longer. Thereafter, any increase in a Charge shall (i) not occur unless a minimum of twelve (12) months has elapsed since the effective date of the previously established Charge, and (ii) not exceed five percent (5%) of such Charge.

         (b) All purchase orders issued by EDS prior to the end of the required notice period will be honored at the then current Charges so long as the scheduled delivery date of the applicable Licensed Software or Services is within ninety (90) days after the effective date of the increase.

         (c) If ASI's established Charge, less any applicable discount or promotion, on the scheduled delivery date is lower than the established Charge for such Licensed Software or Service stated in the applicable Purchase Order, then EDS shall be entitled to obtain such Licensed Software or Service at such lower Charge, less any applicable discount or promotion.

6.3 Auto Payment. This Section shall apply to Purchase Orders identified as being subject to automatic payment by EDS.

         (a) Single Payment for Recurring Charges. All Charges which are due and payable on a monthly, annual or other periodic basis for Licensed Software and Services ("Recurring Charges") shall be paid by EDS on the same date of the month for each month that such Charges are due (the "Remit Date"). The initial payment for a Recurring Charge shall be made on the first Remit Date after the Applicable Event provided that such Applicable Event occurs at least five (5) days prior to the first Remit Date. An "Applicable Event" is the event set forth in a Purchase Order that initiates payment of Charges (such as the installation, receipt, or acceptance of the Licensed Software; or the commencement or completion of Services). If the Applicable Event occurs less than five (5) days prior to the first Remit Date, the initial payment for such Recurring Charge shall be made on the following Remit Date, and EDS shall not be subject to interest or penalties as a result of such late payment.

         (b) Payment for Other Charges. Except for Recurring Charges, or unless otherwise agreed to by the parties in writing, all payments due ASI for Licensed Software and Services shall be paid within thirty
              (30) days after the date of the Applicable Event.

         (c) Invoices Required Under Auto Payment. ASI must send EDS an invoice to receive payment for any amounts due for any Charges which are payable and have not been identified on the applicable Purchase Order which is subject to automatic payment.

         (d) Reconciliation. From time to time, at either party's request, the other party shall assist with the reconciliation of the payments made by EDS to ASI.

         (e) Taxing Jurisdictions. ASI shall provide EDS with the list of states and taxing jurisdictions, and their respective registration numbers where ASI is qualified and registered to collect sales/use taxes in all of the taxing jurisdictions within that state. If such written notification is not received by EDS from ASI, then EDS shall remit the appropriate tax directly to the taxing authority. ASI shall promptly notify EDS of any additional jurisdictions to which ASI may qualify and register to collect sales/use taxes.

6.4 Payment Through Invoicing. This Section applies to Purchase Orders issued by EDS which are not identified as being subject to automatic payment or to any invoice received by EDS from ASI as permitted by this Agreement.

         (a) Except as otherwise set forth in this Agreement, any undisputed sum due to ASI pursuant to this Agreement shall be payable within thirty (30) days after receipt by EDS of a correct invoice therefor from ASI. ASI shall invoice EDS on or after the applicable Acceptance Date for the Licensed Software covered by such invoice. Periodic payments, if any, due to ASI pursuant to this Agreement shall be invoiced at the beginning of the period to which they apply. Payment for any other Services shall be invoiced as agreed upon by the parties or, in the absence of an agreement, upon completion of such Services.

         (b)  A "correct" invoice shall contain (i) ASI's name and invoice date,
              (ii) the specific Purchase Order number if applicable, (iii) description including serial number as applicable, price, and quantity of the Licensed Software or Services actually delivered or rendered, (iv) credits (if applicable), (v) name (where applicable), title, phone number, and complete mailing address of responsible official to whom payment is to be sent, and (vi) other substantiating documentation or information as may reasonably be required by EDS from time to time. A correct invoice must be submitted to the appropriate invoice address listed on the applicable Purchase Order.

6.5      Taxes.

         (a) Unless EDS provides evidence of exemption, EDS shall pay or reimburse ASI, where EDS is liable under applicable tax statute, amounts equal to taxes which are imposed upon EDS' acquisition of Products or Services including federal excise taxes, or sales or use taxes; provided, however, EDS shall not be obligated to pay or reimburse ASI for any taxes attributable to the sale of any Products or Services which are imposed on or measured by net or gross income, capital, net worth, franchise, privilege, any other taxes, or assessments, nor any of the foregoing imposed on or payable by ASI.

         (b) ASI agrees to reasonably cooperate with EDS in the audit or minimization of any applicable tax and shall make available to EDS, and any taxing authority, all information, records, or documents relating to any audits or assessments attributable to or resulting from the payment process under this Agreement, and the filing of any tax returns or the contesting of any tax.

              EDS shall not be obligated to pay or reimburse ASI for additions to taxes, penalties, interest, fees, or other expenses or costs, if any, incurred by EDS as a result of, or attributable to, (i) ASI's failure to verify taxability of a purchase, (ii) ASI's failure to correctly calculate or remit taxes in a timely manner, or (iii) ASI's negligence, misconduct or failure to file properly any required returns or reports, or other required documents.

         (c) Upon written notification by EDS and subsequent verification by ASI, ASI shall reimburse or credit, as applicable, EDS in a timely manner, for any and all taxes erroneously paid by EDS.

                           ARTICLE III. MISCELLANEOUS

8.1 Binding Nature, Assignment, and Subcontracting. This Agreement shall be binding on the parties and their respective successors in interest and assigns. Either party may only assign this Agreement to their respective parent corporation or to its successor-in-interest that has assumed all or substantially all of the assets or obligations of the parent corporation; provided, however, that such assignee assumes in writing the liabilities, obligations and responsibilities of the assigning party. The assigning party shall notify the other party in writing of such assignment. If ASI subcontracts or delegates any of its duties or obligations of performance in this Agreement or in a Purchase Order to any third party, ASI shall remain fully responsible for complete performance of all of ASI's obligations set forth in this Agreement or in such Purchase Order and for any such third party's compliance with the non-disclosure and confidentiality provisions set forth in this Agreement.

         For purposes of this Agreement, the following transactions relating to the parties shall not be deemed an assignment of this Agreement and shall not give rise to any requirement of approval or consent by any party to this Agreement, nor result in any right to terminate or alter this Agreement: any merger (including, without limitation, a reincorporation merger), consolidation, reorganization, stock exchange, sale of stock or substantially all of the assets or other similar or related transaction in which EDS or ASI, as applicable, is the surviving entity or, if not the surviving entity, the surviving entity continues to conduct the business conducted by such party prior to consummation of the transaction.

8.2 Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the parties.

8.3 Headings. The Article and Section headings used in this Agreement are for reference and convenience only and shall not enter into the interpretation hereof.


8.4 Authorized Agency. From time to time and at any time, EDS may assume operational responsibility for computer software programs acquired directly or indirectly from ASI by third parties which become customers or affiliates, or which are acquired by EDS, after the Effective Date.

         (a) With respect to such customers, and immediately upon execution of a contract between EDS and a customer, the computer software programs acquired from ASI by such customer shall be governed by the terms and conditions of this Agreement and EDS may use such computer software programs in accordance with this Agreement at no additional charge to EDS or its customer, provided, however, that such computer software programs may only be used by EDS on behalf of that customer. With respect to each such customer, ASI, EDS and the customer shall execute an access agreement authorizing EDS' use of the computer software programs. Such access agreement shall be in a form substantially similar to the Third Party System Access Agreement attached to this Agreement as Exhibit C.

         (b) With respect to any such affiliate, and upon ASI's receipt of written notice from EDS and such affiliate, the license or other agreement governing the use and support of such computer software programs shall automatically be deemed to have been assigned to EDS, provided, however, that such assigned license or other agreement shall be superseded by, and the use and support of the computer software programs shall be governed by, the terms and conditions of this Agreement.

         (c) With respect to any third party with which EDS either (i) buys, leases, or otherwise acquires all or a substantial part of the assets or business of such third party, or (ii) consolidates with or merges with said third party, the license or other agreement governing the use and support of such computer software programs shall automatically be deemed to have been assigned to EDS. At that time, EDS may supersede such assigned license or other agreement with the terms and conditions of this Agreement, in which case the use and support of such computer software programs shall be governed by the terms and conditions of this Agreement, or EDS may elect to have the assigned license or other agreement continue to govern the use of such computer software programs.

8.5 Relationship of Parties. ASI is performing pursuant to this Agreement only as an independent contractor. ASI has the sole obligation to supervise, manage, contract, direct, procure, perform or cause to be performed its obligations set forth in this Agreement, except as otherwise agreed upon by the parties. Nothing set forth in this Agreement shall be construed to create the relationship of principal and agent between ASI and EDS. ASI shall not act or attempt to act or represent itself, directly or by implication, as an agent of EDS or its affiliates or in any manner assume or create, or attempt to assume or create, any obligation on behalf of, or in the name of, EDS or its affiliates.

8.6 Confidentiality. Each party acknowledges that in the course of performance of its obligations pursuant to this Agreement, it may obtain confidential and/or proprietary information of the other party or its affiliates or customers. "Confidential Information" includes: information relating to development plans, costs, finances, marketing plans, equipment configurations, data, access or security codes or procedures utilized or acquired, business opportunities, names of customers, research, and development; the terms, conditions and existence of this Agreement; any information designated as confidential in writing or identified as confidential at the time of disclosure if such disclosure is verbal or visual; and any copies of the prior categories or excerpts included in other materials created by the recipient party. Each party agrees that, for a period of two (2) years following its receipt of Confidential Information from the other party or the other party's affiliates or customers, whether before or after the Effective Date, such recipient party shall use the same means it uses to protect its own confidential and proprietary information, but in any event not less than reasonable means to prevent the disclosure and to protect the confidentiality of the Confidential Information. Further, the recipient party shall only use the Confidential Information for purposes of this Agreement, and shall not disclose the Confidential Information without the prior written consent of the other party. This provision shall not apply to Confidential Information which is (i) already known by the recipient party without an obligation of confidentiality, (ii) publicly known or becomes publicly known through no unauthorized act of the recipient party, (iii) rightfully received from a third party (other than an affiliate or customer of the party owning the Confidential Information) without an obligation of confidentiality, (iv) disclosed without similar restrictions by the owner of the Confidential Information to a third party (other than an affiliate or customer of the party owning the Confidential Information), (v) approved by the party owning the Confidential Information, in writing, for disclosure, or (vi) required to be disclosed pursuant to a requirement of a governmental agency or law so long as the recipient party provides the other party with timely prior written notice of such requirement.

8.7 Media Releases. Except for any announcement intended solely for internal distribution by ASI or any disclosure required by legal, accounting, or regulatory requirements beyond the reasonable control of ASI, all media releases, public announcements, or public disclosures (including, but not limited to, promotional or marketing material) by ASI or its employees or agents relating to this Agreement or its subject matter, or including the name, trade name, trade mark, or symbol of EDS or any affiliate of EDS, shall be coordinated with and approved in writing by EDS prior to the release thereof. ASI shall not represent directly or indirectly that any Licensed Software or Service provided by ASI to EDS has been approved or endorsed by EDS or include the name, trade name, trade mark, or symbol of EDS or any affiliate of EDS on a list of ASI's customers without EDS' express written consent.

8.8 Dispute Resolution. In the event of any disagreement regarding performance under or interpretation of this Agreement and prior to the commencement of any formal proceedings, the parties shall continue performance as set forth in this Agreement and shall attempt in good faith to reach a negotiated resolution by designating a representative of appropriate authority to resolve the dispute.

8.9 Electronic Communications. If ASI and EDS mutually agree, business communications between the parties, including, but not limited to, purchase orders, invoices, and payment may be submitted electronically. In such case, the parties shall mutually agree in writing upon supplemental terms and conditions, including technical standards, for the electronic exchange of such items.

8.10 Proposals and Special Projects. EDS may request a written proposal, quote, or bid from ASI for the provision of Licensed Software and/or Services for a specific EDS project which may be governed by separately negotiated terms and conditions. In such event, any Licensed Software and Services obtained for such project shall be deemed for purposes of calculating accumulated purchases and any discounts set forth in this Agreement, to have been obtained pursuant to this Agreement.

8.11 Governmental Customers. This Agreement shall apply to the acquisition of Licensed Software or Services for use in or in support of the performance of, or resale under, a contract with a state, county, or local governmental entity (a "Governmental Customer"). ASI and EDS may negotiate in good faith a supplemental agreement incorporating required flow-down provisions or other provisions relating to, applicable to, or required by such Governmental Customer or the proposed contract between EDS and such Governmental Customer. All Licensed Software and Services obtained pursuant to this Section shall be deemed for purposes of calculating accumulated purchases and any discounts set forth in this Agreement, to have been obtained pursuant to this Agreement, including purchases made by EDS in support of the United States Federal Government under a separate contract with ASI.

8.12 International Business. This Agreement shall apply to the acquisition of Licensed Software and Services for use in or in support of the performance or remarketing of Licensed Software and Services in countries outside the United States and its territories. ASI and EDS and/or their respective agents, distributors, or affiliates authorized to conduct business in such countries may negotiate in good faith supplemental agreements incorporating further terms and conditions required by local law. All Licensed Software and Services obtained pursuant to this Section shall be deemed for purposes of calculating accumulated purchases and any discounts set forth in this Agreement, to have been obtained pursuant to this Agreement.

8.13 Compliance with Laws. In the performance of Services or the provision of Licensed Software pursuant to this Agreement, ASI shall comply with the requirements of all applicable laws, ordinances, and regulations of the United States or any state, country, or other governmental entity. In particular, ASI agrees to comply with the United States Export Administration Act, Executive Order No. 11246, as amended by Executive Order No. 11375, the Vietnam Era Veterans Readjustment Assistance Act of 1974, the Rehabilitation Act of 1973, the Immigration Reform and Control Act of 1986, and the Americans With Disabilities Act. This Section incorporates by reference all provisions required by such laws, orders, rules, regulations, and ordinances. ASI shall indemnify, defend, and hold EDS harmless from and against any and all claims, actions, or damages arising from or caused by ASI's failure to comply with the foregoing.

8.14 Labor. ASI shall comply with any labor jurisdictions applicable to ASI's performance pursuant to this Agreement and shall cooperate with EDS in resolving any disputes resulting from any jurisdictional or labor claims or stoppages. Upon request by ASI, EDS shall provide to ASI clarification and guidelines regarding relationships with labor and ASI's responsibilities with respect thereto.

8.15 Export. Neither party shall export any Licensed Software or information protected hereunder by an obligation of confidentiality from the United States, either directly or indirectly, without first obtaining a license or clearance as required from the U.S. Department of Commerce or other agency or department of the United States Government.

8.16 Notices. Wherever one party is required or permitted to give notice to the other pursuant to this Agreement, such notice shall be deemed given when delivered in hand, when mailed by registered or certified mail, return receipt requested, postage prepaid, or when sent by a third party courier service where receipt is verified by the receiving party's acknowledgment, and addressed as follows:

         In the case of EDS:

         Electronic Data Systems Corporation
         5400 Legacy Drive
         Plano, Texas 75024
         Attn: Manager, Contracts Administration

         With a copy to EDS:

         Electronic Data Systems Corporation
         700 Tower Drive
         Troy, Michigan 48098
         Attn: Contracts Administration

         In the case of ASI:

         Advanced Systems International
         25300 Telegraph Road
         Suite 455
         Southfield, Michigan 48034
         Attn: Chief Financial Officer

         Either party may from time to time change its address for notification purposes by giving the other party written notice of the new address and the date upon which it will become effective; first class, postage prepaid, mail shall be acceptable for provision of change of address notices.

8.17 Force Majeure. The term "Force Majeure" shall be defined to include fires or other casualties or accidents, acts of God, severe weather conditions, strikes or labor disputes, war or other violence, or any law, order, proclamation, regulation, ordinance, demand, or requirement of any governmental agency.

         (a) A party whose performance is prevented, restricted, or interfered with by reason of a Force Majeure condition shall be excused from such performance to the extent of such Force Majeure condition so long as such party provides the other party with prompt written notice describing the Force Majeure condition and takes all reasonable steps to avoid or remove such causes of nonperformance and immediately continues performance whenever and to the extent such causes are removed.

         (b) If, due to a Force Majeure condition, the scheduled time of delivery or performance is or will be delayed for more than thirty
              (30) days after the scheduled date, the party not relying upon the Force Majeure condition may terminate, without liability to the other party, the Purchase Order or any portion thereof covering the delayed Products or Services.

         (c) If a Force Majeure condition or other delay by ASI causes EDS to terminate its business relationship with a third party for whom delayed Products were ordered and EDS has no alternative use for the Products after using reasonable efforts to relocate or otherwise utilize the Products, then EDS may terminate the applicable Purchase Order and ASI shall refund to EDS all amounts paid thereunder.

8.18 Severability. If, but only to the extent that, any provision of this Agreement is declared or found to be illegal, unenforceable, or void, then both parties shall be relieved of all obligations arising under such provision, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent. If that is not possible, another provision that is legal and enforceable and achieves the same objective shall be substituted. If the remainder of this Agreement is not affected by such declaration or finding and is capable of substantial performance, then the remainder shall be enforced to the extent permitted by law.

8.19 Waiver. Any waiver of this Agreement or of any covenant, condition, or agreement to be performed by a party under this Agreement shall (i) only be valid if the waiver is in writing and signed by an authorized representative of the party against which such waiver is sought to be enforced, and (ii) apply only to the specific covenant, condition or agreement to be performed, the specific instance or specific breach thereof and not to any other instance or breach thereof or subsequent instance or breach.

8.20 Remedies. All remedies set forth in this Agreement, or available by law or equity shall be cumulative and not alternative, and may be enforced concurrently or from time to time.


8.21 Survival of Terms. Termination or expiration of this Agreement for any reason shall not release either party from any liabilities or obligations set forth in this Agreement which (i) the parties have expressly agreed shall survive any such termination or expiration, or
         (ii) remain to be performed or by their nature would be intended to be applicable following any such termination or expiration.

8.22 Nonexclusive Market and Purchase Rights. It is expressly understood and agreed that this Agreement does not grant to ASI an exclusive right to provide to EDS any or all of the Licensed Software and Services and shall not prevent EDS from developing or acquiring from other suppliers computer software programs or services similar to the Licensed Software and Services. ASI agrees that acquisitions by EDS pursuant to this Agreement shall neither restrict the right of EDS to cease acquiring nor require EDS to continue any level of such acquisitions. Estimates or forecasts furnished by EDS to ASI prior to or during the term of this Agreement shall not constitute commitments.

8.23 No Hire. ASI and EDS each agree that they shall not, except with prior written consent of the other, employ or contract with any person employed by the other then or within the preceding twelve (12) months who was directly or indirectly involved in the performance of this Agreement. Except with respect to persons who were directly involved in the performance of this Agreement, this Section shall not prohibit one party from hiring any employee of the other who: (i) responds to regular employment solicitation efforts to the general public, such as newspaper advertisements, or widely distributed announcements of job openings, or
         (ii) requests employment without solicitation from the other party.

8.24 GOVERNING LAW. THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL NOT BE GOVERNED BY THE PROVISIONS OF THE 1980 UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS. RATHER THESE RIGHTS AND OBLIGATIONS SHALL BE GOVERNED BY THE LAWS, OTHER THAN CHOICE OF LAW RULES, OF THE STATE OF TEXAS.

8.25 Entire Agreement. This Agreement constitutes the entire and exclusive statement of the agreement between the parties with respect to its subject matter and there are no oral or written representations, understandings or agreements relating to this Agreement which are not fully expressed in the Agreement. This Agreement shall not be amended except by a written agreement signed by both parties. All exhibits, documents, and schedules referenced in this Agreement or attached to this Agreement, and each Purchase Order are an integral part of this Agreement. In the event of any conflict between the terms and conditions of this Agreement and any such exhibits, documents, or schedules, the terms of this Agreement shall be controlling unless otherwise stated or agreed. In the event of a conflict between the terms and conditions of this Agreement and a Purchase Order issued in accordance with Article II, the Purchase Order shall be controlling with respect to those transactions covered by that Purchase Order. Any other terms or conditions included in any shrink-wrap license agreements, quotes, invoices, acknowledgments, bills of lading, or other forms utilized or exchanged by the parties shall not be incorporated in this Agreement or be binding upon the parties unless the parties expressly agree in writing or unless otherwise provided for in this Agreement.

         IN WITNESS WHEREOF, ASI and EDS acknowledge that each of the provisions of this Agreement were expressly agreed to and have each caused this Agreement to be signed and delivered by its duly authorized officer or representative as of the Effective Date.


ELECTRONIC DATA SYSTEMS CORPORATION      ADVANCED SYSTEMS INTERNATIONAL

By:                                      By: /s/ Richard A. Penington
   ---------------------------------        ---------------------------------
Printed Name:                            Printed Name: Richard A. Penington
             -----------------------                  -----------------------
Title:                                   Title: Chief Operating Officer
      ------------------------------           ------------------------------
Date:                                    Date: 11/20/98
     -------------------------------          -------------------------------
                                          Fed. Tax ID #:     133953047
                                                        ---------------------



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